Exhibit 99.1

News Release

MEDIA CONTACT:	ANALYSTS CONTACT:
Gerald Hunter (972) 855-3116	Susan Giles (972) 855-3729

Atmos Energy Announces Retirement of

Dan Busbee from Board of Directors

DALLAS (February 4, 2009)—Atmos Energy Corporation today announced that Dan Busbee has retired from the company’s board of directors effective today, following the company’s annual meeting of shareholders, after more than two decades of service to the company.

Busbee first joined Atmos Energy’s board in 1988. During his tenure on the Atmos Energy board, Busbee served as chairman of the audit committee for 15 years and as a member of the executive and human resources committees.

“Dan’s vision, guidance and wisdom have been crucial in guiding the direction of our company as a key member of our board of directors over the last 20 years,” said Robert W. Best, chairman and chief executive officer of Atmos Energy. “We are very thankful to Dan for the outstanding contributions he has made to our company and we will miss him very much.”

A graduate of the Southern Methodist University Dedman School of Law, Busbee also holds an undergraduate business degree from SMU. A practicing lawyer for almost 40 years, Busbee was a lawyer and shareholder of the law firm now known as Locke Lord Bissell & Liddell. He also served as an adjunct professor of law at SMU for a number of years.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural-gas-only distributor, serving about 3.2 million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

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